Exhibit 99.2

APARTMENT INCOME REIT, L.P.

Net Asset Value Calculation and Valuation Policy

Dated: June 28, 2024

Reference is made to the Seventh Amended and Restated Limited Partnership Agreement of Apartment Income REIT, L.P. (“we”, “our” or “us”) dated as of July 7, 2021, as amended by the Amendment No. 1, dated as of June 25, 2024 (as it may be further amended, restated or supplemented from time to time, the “Partnership Agreement”).  Capitalized terms used but not defined herein have the meanings given to them in the Partnership Agreement.

On June 28, 2024, the Apartment Income REIT Corp., a Maryland corporation (the “Company”), completed (the “Closing”) the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2024,  by and among the Company, Apex Purchaser LLC, a Delaware limited liability company (“Buyer 1”), Aries Purchaser LLC, a Delaware limited liability company (“Buyer 2”), Astro Purchaser LLC, a Delaware limited liability company (“Buyer 3” and, together with Buyer 1 and Buyer 2, collectively, the “Parent Entities”), and Astro Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of the Parent Entities (“Merger Sub”).

Introduction; Relationship of NAV to Value of a REIT Share

Our General Partner has adopted this valuation policy (this “Valuation Policy”) to be used by it in connection with the determination of the Value of a REIT Share.  The Value of a REIT Share is utilized in calculating the Cash Amount, which is the amount in cash to be paid per Partnership Common Unit upon a Redemption of Partnership Common Units in accordance with the terms and conditions of the Partnership Agreement.

In accordance with the Partnership Agreement, following the consummation of the Merger (x) the Value with respect to a REIT Share on any Valuation Date during the period commencing on the Closing Date (as defined in the Merger Agreement) and ending on the tenth (10th) day following the Closing Date (the “Initial Post-Closing Period”) shall be the amount equal to the Common Stock Merger Consideration (as defined in the Merger Agreement) minus the aggregate amount of all distributions per Partnership Common Unit declared or paid to the holders of Partnership Common Units during the period commencing on the Closing Date and ending on such Valuation Date (such amount, the “Initial Post-Closing Value”).

As previously disclosed, in connection with the Closing, we and/or certain of our subsidiaries incurred an aggregate of $3,225,683,000 of debt financing, which was provided substantially concurrently with the Closing (the “Closing Financing”), and we distributed, in accordance with the terms of the Partnership Agreement and substantially concurrently with but effective after the Closing, the majority of the proceeds of the Closing Financing to the holders of the Partnership Common Units, including the Company, Class I High Performance Partnership Units and Partnership LTIP Units, representing an amount of $7.70 per Partnership Common Unit (the “Special Distribution”).  As a result of the Special Distribution, the Initial Post-Closing Value is $31.42, subject to reduction for any additional distributions during the Initial Post-Closing Period.

Following the Initial Post-Closing Period, assuming the Adjustment Factor applicable to Partnership Common Units is equal to 1.0, the General Partner has determined that the Value of a REIT Share (and other similar terms applicable to other classes of Partnership Units) on any Valuation Date will equal the most recently determined and disclosed net asset value (“NAV”) per Partnership Common Unit in accordance with this Valuation Policy (subject to the sections entitled “Distributions” and “Material Events” described below).  The NAV per Partnership Common Unit will be based on the net asset values of our investments, the addition of any other assets (such as cash on hand), and the deduction of any liabilities, in all cases as described below.

The NAV per Partnership Common Unit will be calculated as of the last calendar day of each calendar quarter and determined and disclosed by the Partnership within the calendar month thereafter.  For purposes of the quarter ending June 30, 2024, the NAV per Partnership Common Unit is deemed to equal the Initial Post-Closing Value and will be applicable for all Valuation Dates following the Initial Post-Closing Period until the NAV per Partnership Common Unit is subsequently disclosed by the Partnership for the quarter ending September 30, 2024 or is otherwise adjusted as described in “Distributions” or “Material Events” below.

We are currently pursuing up to an additional approximately $1.6 billion of debt financing, which may be incurred by us and/or certain of our subsidiaries during the third quarter of 2024 (the “Additional Financing”). We anticipate distributing the majority of the proceeds from the Additional Financing, following the incurrence thereof and in accordance with the terms of the Partnership Agreement, to the holders of the Partnership Common Units, including the Company, Class I High Performance Partnership Units and Partnership LTIP Units and that the amount of any such distribution could be up to approximately $10 per Partnership Common Unit.  Any such distribution would also result in the holder of a Partnership Common Unit receiving cash and would have the effects described in “Distributions” below. However, the actual amount of any Additional Financing, and the amount of any distribution, will depend on various factors in the financing markets at the time of the incurrence of any Additional Financing, including interest rates at the applicable time, and no assurance can be provided that any distribution will occur or that it will occur within the expected timeframe.  It is possible that no Additional Financing will be incurred or that any Additional Financing will be incurred later than expected.

If (1) a holder of Partnership Common Units delivers a Notice of Redemption to the Partnership after the last day of a calendar quarter and prior to the disclosure of the NAV per Partnership Common Unit for such completed calendar quarter and (2) the NAV per Partnership Common Unit for such completed calendar quarter is subsequently disclosed by the Partnership to be greater than the most recently disclosed NAV per Partnership Common Unit at the time such Notice of Redemption is delivered, then such holder will have the right to withdraw its Notice of Redemption by providing written notice of the exercise of such withdrawal right to the Partnership during the ten day period following the disclosure of the new NAV per Partnership Common Unit.

Except as described in “Distributions” or “Material Events” below, the NAV per Partnership Common Unit will not be recalculated on an interim, mid-quarter basis for any effects, changes, developments, circumstances, occurrences or events that occur following the last calendar day of a calendar quarter but prior to the last calendar day of the immediately subsequent calendar quarter.

From time to time, our General Partner may adopt changes to this Valuation Policy if it (1) determines that such changes are likely to result in a more accurate reflection of the Value of a REIT Share or a more efficient or less costly procedure for the determination of the Value of a REIT Share without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of the Value of a REIT Share.

The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities as described below and will likely differ from the book value of our equity reflected in our financial statements.  As a public company, we are required to issue financial statements based on historical cost in accordance with generally accepted accounting principles in the U.S. (“GAAP”).  To calculate our NAV for the purpose of establishing the Value of a REIT Share, we have adopted a model, as explained below, that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures.  The General Partner will calculate the fair value of our real estate properties quarterly and may retain third parties to assist with our valuations of certain investments.  NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP.

Our Independent Valuation Advisor

With the approval of our General Partner, we will engage one or more independent valuation advisors with respect to our real properties to review internal valuations prepared by the General Partner for reasonableness.  All references herein to “independent valuation advisor” refer to any independent valuation advisors then-currently engaged by us, unless the context requires otherwise.  While an independent valuation advisor will review our property valuations, the independent valuation advisor is not responsible for, and does not calculate, our NAV or the Value of a REIT Share. Any independent valuation advisor may be replaced at any time by our General Partner.  The General Partner is ultimately and solely responsible for the determination of our NAV and the Value of a REIT Share (and our NAV per Partnership Common Unit).  Our independent valuation advisor will discharge its responsibilities in accordance with this Valuation Policy.

Valuation of Investments

Consolidated Properties

Our properties will initially be valued at an aggregate value implied by the enterprise value of the transaction contemplated by the Merger Agreement.

For the purpose of calculating our quarterly NAV, any properties subsequently acquired will initially be valued at cost, which we expect to represent fair value at that time, subject to any variation pursuant to this Valuation Policy.  In accordance with GAAP, we determine whether the acquisition of a property qualifies as an asset acquisition or business combination.  We capitalize acquisition-related costs associated with asset acquisitions and expense such costs associated with business combinations.

Each property will be valued by an independent third-party appraisal firm annually.  Annual appraisals may be delayed for a short period if a reasonable basis exists for such delay (e.g., a pending sale).  Based in part on these appraisals, the General Partner will render a final internal valuation in order to calculate our NAV.  The appraisals for our property investments performed by independent third-party appraisal firms will be one of several components considered by the General Partner in determining the value of our properties that will be used when it calculates our NAV.

Properties purchased or treated as a portfolio may be valued as a single asset.  In certain cases, assets may be valued as portfolios determined by the General Partner based on the characteristics and geographical basis of the underlying properties.  Each third-party appraisal will be performed in accordance with the Uniform Standards of Professional Appraisal Practice.  Upon conclusion of the appraisal, the independent third-party appraisal firm will prepare a written report with an estimated range of gross market value of the property.  Concurrent with the appraisal process, the General Partner will value each property and, taking into account the appraisal, among other factors, will determine the appropriate valuation within the range provided by the independent third-party appraisal firm.  Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI (a Designated Member of the Appraisal Institute) or similar designation or, for international appraisals, a public or other certified expert for real estate valuations.  Any appraisal provided by an independent third-party appraisal firm will be performed in accordance with this Valuation Policy.

The General Partner will value our properties quarterly, based on current material market data and other information deemed relevant, with review for reasonableness by our independent valuation advisor.  When an annual appraisal by an independent third-party appraisal firm is received, our valuations will fall within range of such third-party appraisal absent a determination by the General Partner that such appraisal is not reasonable; however, updates to valuations thereafter may be outside of the range of values provided in the most recent third-party appraisal.  Although quarterly reviews of each of our real property valuations will be performed by our independent valuation advisor, such reviews are based on asset and portfolio level information provided by the General Partner, including historical or forecasted operating revenues and expenses of the properties, lease agreements on the properties, revenues and expenses of the properties, information regarding recent or planned estimated capital expenditures, the then-most recent annual third-party appraisals, and any other information relevant to valuing the real estate property, which information will not be independently verified by our independent valuation advisor.  In cases in which our net equity interests in certain properties have no net asset value due to factors such as cash flow performance or marketability, as reasonably determined by the General Partner, the General Partner may exclude such properties from the appraisal process and the review by our independent valuation advisor.

The General Partner will monitor our properties for significant events that the General Partner believes may be expected to have a material impact on the most recent estimated values of such property.  If, in the opinion of the General Partner, an event becomes known to the General Partner (including through communication with our independent valuation advisor) that is likely to have any material impact on previously provided estimated values of the affected properties, the General Partner will adjust the valuation of such properties for purposes of calculating the Value of a REIT Share on a subsequent Valuation Date during the applicable quarter.  If deemed appropriate by the General Partner, any necessary adjustment will be determined as soon as practicable.  Annual appraisals may also trigger an adjustment in the value of a property when received.

Real estate valuations are performed on a free and clear basis (for example, without taking into consideration any mortgage on the property), irrespective of any property level financing that may be in place.  We expect to use the discounted cash flow methodology (income approach) as the primary methodology to value properties, whereby a property’s value is calculated by discounting the estimated cash flows and the anticipated terminal value of the subject property by the assumed new buyer’s normalized weighted average cost of capital for the subject property.  Consistent with industry practices, the income approach also incorporates subjective judgments regarding comparable rental and operating expense data, capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence as well as the residual value of the asset as components in determining value.  Other methodologies that may also be used to value properties include sales comparisons and replacement cost approaches.  Under the sales comparison approach, an estimate of value is made by comparing the subject property to similar, recently sold properties in the surrounding or competing area.  The replacement cost approach relies on the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

In conducting their investigations and analyses, our independent valuation advisor and our independent third-party appraisal firms will take into account customary and accepted financial and commercial procedures and considerations as they deem relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us, such as (i) historical or forecasted operating revenues and expenses of the property; (ii) lease agreements on the property; (iii) the revenues and expenses of the property; (iv) information regarding recent or planned estimated capital expenditures; and (v) any other information relevant to valuing the real estate property.  Although our independent valuation advisor may review information supplied or otherwise made available by us for reasonableness, it will assume and rely upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and will not undertake any duty or responsibility to verify independently any of such information.  With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with our independent valuation advisor, our independent valuation advisor will assume that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting currently available estimates and judgments of our management and the General Partner, and will rely upon the General Partner to advise our independent valuation advisor promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of review.

Each individual appraisal report for our assets will be addressed solely to the General Partner or its affiliate to assist in calculating our NAV.  The appraisal reports relating to our properties will not be addressed to the public, will not contain any conclusion regarding our NAV and may not be relied upon by any other person to establish an estimated value of our Partnership Common Units and will not constitute a recommendation to any person to purchase or sell any Partnership Units.  In preparing appraisal reports, independent third-party appraisal firms will not, and will not be requested to, solicit third-party indications of interest for our Partnership Units or any of our properties in connection with possible purchases thereof or the acquisition of all or any part of us.

The General Partner’s valuation of each investment’s liabilities, including any third-party incentive fee payments or investment level debt, deal terms and structure will not be reviewed by our independent valuation advisor or appraised.  The General Partner will then incorporate such adjusted valuations into our NAV.

Unconsolidated Properties Held Through Joint Ventures

Unconsolidated properties held through joint ventures generally will be valued in a manner that is consistent with the methodology described above for consolidated properties, to the extent we have substantially similar access and information with respect to such joint venture.  Once the value of a property held by the joint venture is determined and we determine the fair value of any other assets and liabilities of the joint venture, the value of our interest in the joint venture would then be determined by the General Partner using a hypothetical liquidation calculation to value our interest in the joint venture, which would be a percentage of the joint venture’s NAV.  Unconsolidated properties held in a joint venture that acquires multiple properties over time may be valued as a single investment.

Liabilities

We will include the fair value of our liabilities as part of our NAV calculation.  We expect that these liabilities will include accounts payable, accrued operating expenses, property-level mortgages, any portfolio-level credit facilities and other liabilities.  All liabilities will be valued using widely accepted methodologies specific to each type of liability.  Our debt will generally be valued at fair value in accordance with GAAP. The General Partner’s valuation of each investment’s liabilities, including any third-party incentive fee payments or investment level debt, deal terms and structure will not be reviewed by our independent valuation advisor or appraised.

NAV and NAV Per Partnership Common Unit Calculation

In accordance with this Valuation Policy, our General Partner will calculate our NAV as of the last calendar day of each calendar quarter using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties based in part upon the last annual appraisal received from a third-party independent valuation firms, as finally determined and updated quarterly by the General Partner, with review for reasonableness by our independent valuation advisor and (2) our other assets (such as cash on hand) and liabilities.

Calculation of our quarterly NAV will include, without limitation, accruals of our net portfolio income, interest expense, distributions and unrealized/realized gains and losses on assets.  Calculation of our quarterly NAV will also include material non-recurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the calendar quarter.  Notwithstanding anything herein to the contrary, the General Partner may in its discretion consider material market data and other information that becomes available after the end of the applicable calendar quarter in valuing our assets and liabilities and calculating our NAV for a particular calendar quarter.

NAV per Partnership Common Unit is calculated by dividing the NAV by the number of issued and outstanding Partnership Common Units.  For this purpose, we deem common unit equivalents to be Partnership Common Units.  Common unit equivalents include: (i) the number of Partnership Common Units that would be issued upon conversion of convertible Partnership Preferred Units if the implied value of the Partnership Preferred Units, on an as-converted basis, is greater than their liquidation preference and (ii) the number of Partnership Common Units that would be issued, upon conversion of Partnership LTIP Units to which a conversion right applies (assuming the full vesting thereof). Partnership Preferred Units that are not convertible, and Partnership Preferred Units that are convertible but which have an implied value, on an as-converted basis, that is less than or equal to their liquidation preference, will in each case be deemed to be a liability of the Partnership and will not be deemed to be Partnership Common Units.

Distributions

If the Partnership has paid a distribution in respect of the Partnership Common Units following the end of the prior calendar quarter or following the occurrence of a Material Change (as defined below), and prior to the disclosure of the next NAV per Partnership Common Unit after such distribution, the NAV per Partnership Common Unit as otherwise in effect at such time will be reduced by an amount equal to such distribution per Partnership Common Unit.

In accordance with the Partnership Agreement, following the delivery of a Notice of Redemption, the applicable holder of Partnership Common Units does not have the right to receive distributions with respect to any Partnership Common Units that are the subject of such Notice of Redemption, whether or not a record date for such distribution precedes or coincides with the delivery of such Notice of Redemption.  As such, the declaration of a distribution will not reduce the NAV per Partnership Common Unit until such time as the applicable distribution is paid.

Material Events

As described above, generally, our Value of a REIT Share will equal the most recently determined NAV per Partnership Common Unit, which is expected to be determined by the General Partner on a quarterly basis in accordance with this Valuation Policy.

However, the General Partner may determine the Value of a REIT Share as of any particular Valuation Date to be an amount that it believes is more appropriate than the most recently determined NAV per Partnership Common Unit (including by updating a previously determined NAV per Partnership Common Unit) where the General Partner believes there has been a material change (positive or negative) (a “Material Change”) to our NAV per Partnership Common Unit since the end of the prior calendar quarter due to the aggregate impact of factors such as unforeseen financial conditions, general significant market events or disruptions, force majeure events, changes in our capitalization (including as a result of conversions of certain Partnership Preferred Units into Partnership Common Units). The General Partner may determine whether a Material Change has occurred to our NAV per Partnership Common Unit since the end of the prior calendar quarter and has discretion over what such Value of a REIT Share as of a particular Valuation Date will be.

If (1) a holder of Partnership Common Units delivers a Notice of Redemption to the Partnership after the occurrence of a Material Change and prior to the disclosure of the next NAV per Partnership Common Unit after such Material Change and (2) the NAV per Partnership Common Unit that is next disclosed by the Partnership following such Material Change is greater than the most recently disclosed NAV per Partnership Common Unit at the time such Notice of Redemption is delivered, then such holder will have the right to withdraw its Notice of Redemption by providing written notice of the exercise of such withdrawal right to the Partnership during the ten day period following the disclosure of the new NAV per Partnership Common Unit.

Risk Factors

In addition to the other information contained in this Valuation Policy, you should specifically consider the following material risks as well as those in our Annual Report on Form 10-K for the year ended December 31, 2023 and in the proxy statement filed by the Company with the SEC on May 21, 2024 relating to the Merger. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant as it relates to the application of this Valuation Policy.  As used herein, the term “you” refers to our current unitholders.

Redemptions of our units are generally based on our most recent quarter-end calculations of NAV per Partnership Common Unit, which calculations are not current as of a future date.

Generally, the price at which we make redemptions of our Partnership Common Units will equal the NAV per Partnership Common Unit as of the last day of the prior calendar quarter. The NAV per Partnership Common Unit, if calculated as of the date on which you deliver a Notice of Redemption, may be significantly different than the redemption price you receive. Certain of our investments or liabilities could change in value significantly between the end of the prior calendar quarter as of which our NAV is determined and the date that you deliver a Notice of Redemption, however the prior calendar quarter’s NAV per Partnership Common Unit will generally continue to be used as the Value of a REIT Share. Because the price at which your Partnership Common Units may be redeemed by us is generally based on our prior calendar quarter’s NAV per Partnership Common Unit, you may receive less than realizable value for your investment.

The General Partner has discretion to determine whether a Material Event has occurred, and whether and in what amount to make adjustments to the Value of a REIT Share, prior to the end of the then-current calendar quarter.

As described above in “Material Events”, the General Partner may, in its sole discretion, but is not obligated to, determine the Value of a REIT Share as of any particular Valuation Date to be an amount that it believes is more appropriate than the most recently determined NAV per Partnership Common Unit (including by updating a previously determined NAV per Partnership Common Unit) where it believes there has been a Material Change (positive or negative) to our NAV per Partnership Common Unit since the end of the prior calendar quarter.  If the General Partner determines that a Material Event has not occurred, or determines that one has occurred but does not adjust the Value of a REIT Share to account for such Material Change, you may receive less than realizable value for your investment.  On the other hand, if the General Partner determines that a Material Event has occurred and adjusts the Value of a REIT Share to account for such Material Change, the amount of the adjustment may not fully and accurately reflect the impact of the Material Event.  As a result, you may receive less than realizable value for your investment.  See “—It may be difficult to reflect, fully and accurately, material events that may impact our quarterly NAV per Partnership Common Unit” below.

Valuations and appraisals of our real estate are estimates of fair value and may not necessarily correspond to realizable value.

Our properties will initially be valued at an aggregate value implied by the enterprise value of the transactions contemplated by the Merger Agreement. For the purpose of calculating our quarterly NAV, any properties subsequently acquired will initially be valued at cost, which we expect to represent fair value at that time. The General Partner will then value our properties quarterly, based on current material market data and other information deemed relevant, with review for reasonableness each quarterly by an independent valuation advisor. Each property will be valued by an independent third-party appraisal firm annually. Annual appraisals may be delayed for a short period in certain circumstances. Concurrent with the appraisal process, the General Partner will value each property and, taking into account the appraisal, among other factors, will determine the appropriate valuation within the range provided by the independent third-party appraisal firm.

Although quarterly valuations of each of our real properties will be reviewed for reasonableness by an independent valuation advisor, such reviews are based on asset- and portfolio-level information provided by the General Partner, including historical operating revenues and expenses of the properties, lease agreements on the properties, revenues and expenses of the properties, information regarding recent or planned capital expenditures and any other information relevant to valuing the real property, which information will not be independently verified by the independent valuation advisor.  While the independent valuation advisor is responsible for reviewing our property valuations as set forth in our Valuation Policy, the independent valuation advisor is not responsible for, and does not calculate, our NAV per Partnership Common Unit, and the General Partner is ultimately and solely responsible for the determination of our NAV per Partnership Common Unit.

Within the parameters of our Valuation Policy, the valuation methodologies used to value our properties and certain of our investments will involve subjective judgments and projections with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters, and may not be accurate. For example, our independent valuation advisor and other independent third-party appraisal firms will assume that we have clear and marketable title to each real estate property valued, that no title defects exist unless specifically informed to the contrary, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our independent valuation advisor’s review, opinions and conclusions will necessarily be based upon market, economic, financial and other circumstances and conditions existing prior to the valuation, and any material change in such circumstances and conditions may affect our independent valuation advisor’s review and conclusions. Our independent valuation advisor’s review reports may contain other assumptions, qualifications and limitations set forth in the respective appraisal reports that qualify the review, opinions and conclusions set forth therein.  Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller.

As such, valuations and appraisals of our properties will be only estimates of fair value, and the carrying value of our real properties may not reflect the price at which the properties could be sold in the market.  Our NAV per Partnership Common Unit does not represent the amount of our assets less our liabilities in accordance with GAAP. The difference between carrying value and the ultimate sales price could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal. There will be no retroactive adjustment in the valuation of such assets or the price we paid to redeem Partnership Common Units to the extent such valuations prove to not accurately reflect the realizable value of our assets. Because the price at which your Partnership Common Units may be redeemed by us are generally based on our prior calendar quarter’s NAV per Partnership Common Unit, you may receive less than realizable value for your investment.

Our NAV per Partnership Common Unit may change materially if the appraised values of our properties materially change from prior appraisals, the actual operating results for a particular calendar quarter differ from what we originally budgeted for that quarter or if the value of a liability (contingent or otherwise) is determined to be different than initially anticipated.

Each of our properties will be appraised at least once per year. When these appraisals are considered by the General Partner for purposes of valuing the relevant property, there may be a material change in our NAV per Partnership Common Unit from the value previously reported. In addition, actual operating results for a given calendar quarter may differ from what we originally budgeted for that quarter.  It is also possible that we determine that we underestimated or overestimated the value of our existing liabilities (contingent or otherwise) in a prior calendar quarter.  Any of the foregoing may cause a material increase or decrease in the NAV per Partnership Common Unit for a subsequent calendar quarter.  We will not retroactively adjust the NAV per Partnership Common Unit reported for a previous calendar quarter. Therefore, because a new annual appraisal may differ materially from the prior appraisal, the actual results from operations may be better or worse than what we previously budgeted for a particular calendar quarter or because the value of our liabilities may be different than originally anticipated, the adjustment to take into consideration the new appraisal, actual operating results or new valuation of liabilities may cause the NAV per Partnership Common Unit to increase or decrease, and such increase or decrease will occur only as of the end of the calendar quarter in which the adjustment is made.

It may be difficult to reflect, fully and accurately, material events that may impact our quarterly NAV per Partnership Common Unit.

The General Partner’s determination of our quarterly NAV per Partnership Common Unit will be based in part on appraisals of each of our properties provided annually by independent third-party appraisal firms and reviewed by an independent valuation advisor, each in accordance with Valuation Policy. As a result, our published NAV per Partnership Common Unit in any given calendar quarter may not fully reflect any or all changes in value that may have occurred since the most recent appraisal or valuation. The General Partner will review appraisal reports and is responsible for notifying the applicable independent valuation advisor of the occurrence of any property-specific or market-driven event it believes may cause a material valuation change in the real estate valuation, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our real estate or liabilities between valuations, or to obtain complete information regarding any such events in a timely manner. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, yet obtaining sufficient relevant information after the occurrence has come to light and/or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the NAV per Partnership Common Unit may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV per Partnership Common Unit may be appropriately adjusted in accordance with our Valuation Policy. Depending on the circumstance, the resulting potential disparity in our NAV per Partnership Common Unit may be in favor or to the detriment of either unitholders who deliver a Notice of Redemption, or other existing unitholders.

NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.

While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no SEC or other regulatory agency rule or regulation that requires we calculate NAV, or the components used in calculation NAV, in a certain way.  As a result, other companies in the real estate industry may use different methodologies or assumptions to determine NAV.

Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV per Partnership Common Unit is not audited by our independent registered public accounting firm. We will calculate and publish NAV per Partnership Common Unit quarterly solely for purposes of establishing the Value of a REIT Share and similar terms as set forth in our Partnership Agreement, including for purposes of redeeming Partnership Common Units in accordance with the Partnership Agreement.  You should not view our quarterly NAV per Partnership Common Unit, on its own, as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV per Partnership Common Unit may differ from those used by other companies now or in the future.

In addition, calculations of our NAV per Partnership Common Unit, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with GAAP. These valuations may differ from liquidation values that could be realized in the event that we were forced to sell assets.

Additionally, errors may occur in calculating our NAV per Partnership Common Unit, which could impact the price at which we redeem Partnership Common Units. If such errors were to occur, the General Partner, depending on the circumstances surrounding each error and the extent of any impact the error has on the price at which Partnership Common Units are redeemed, may determine in its sole discretion to take certain corrective actions in response to such errors, including making adjustments to prior NAV calculations. You should carefully review the disclosure of our Valuation Policy as described above and how NAV per Partnership Common Unit will be calculated.

We may need to adjust the methodologies used in calculating NAV per Partnership Common Unit in certain situations.

While the methodologies contained in our Valuation Policy are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a significant disruption in relevant markets, a terrorist attack or an act of nature), our ability to calculate NAV per Partnership Common Unit may be impaired or delayed, including, without limitation, circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents upon which we may rely upon in determining the quarterly value of our NAV. In these circumstances, a more accurate valuation of our NAV per Partnership Common Unit could be obtained by using different assumptions or methodologies. Accordingly, in special situations when, in the General Partner’s reasonable judgment, the administration of the Valuation Policy would result in a valuation that does not represent a fair and accurate estimate of the value of our investment, alternative methodologies may be applied.

Our independent valuation advisor and/or independent third-party appraisers may have conflicts of interests and other relationships with us and our affiliates.

To the extent engaged, we expect to pay fees to our independent valuation advisor upon its delivery to us of its review reports. We also expect to agree to indemnify any independent valuation advisor against certain liabilities arising out of its engagement.

We expect that any independent valuation advisor and certain of the independent third-party appraisers we engage will have provided, and will be expected to continue to provide, real estate appraisal, appraisal management and real estate valuation advisory services to Blackstone and its affiliates and will have received, and would be expected to continue to receive, fees in connection with such services. We also expect that any independent valuation advisor and certain of the independent third-party appraisers we may engage, and their respective affiliates, may from time to time in the future perform other commercial real estate and financial advisory services for Blackstone and its affiliates, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the independent valuation advisor or the applicable appraiser as certified in the applicable appraisal report.

We do not make any representations, warranties or guarantees regarding the accuracy of our NAV.

As described above, valuations and appraisals of our real estate are estimates of fair value and may not necessarily correspond to realizable value.  Accordingly, we do not represent, warrant or guarantee that:

•	a unitholder would be able to realize the NAV per Partnership Common Unit for the Partnership Common Units a unitholder owns if the unitholder attempts to sell its Partnership Common Units;

•
a unitholder would ultimately realize distributions per Partnership Common Unit equal to the NAV per Partnership Common Unit for the Partnership Common Units it owns upon liquidation of our assets and settlement of our liabilities or a sale of our company;

•	our Partnership Common Units would trade at their NAV per Partnership Common Unit on a national securities exchange;

•	a third party would offer the NAV per Partnership Common Unit in an arm’s-length transaction to purchase all or substantially all of our Partnership Common Units; or

•	the NAV per Partnership Common Unit would equate to a market price of an open-ended real estate fund.